EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2020 relating to the financial statements of Renewable Energy Group, Inc. and the effectiveness of Renewable Energy Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Renewable Energy Group, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
March 6, 2020